                                                       Registration No. 333-
          As filed with the Securities and Exchange Commission on July 30, 1997.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                   -----------------------------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         IMAGE GUIDED TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

            COLORADO                                        84-1139082
     (State or other juris-                              (I.R.S. Employer
    diction of incorporation                            Identification No.)
        or organization)

                             5710-B FLATIRON PARKWAY
                             BOULDER, COLORADO 80301
          (Address, including zip code of Principal Executive Offices)

             IMAGE GUIDED TECHNOLOGIES, INC. 1994 STOCK OPTION PLAN IMAGE GUIDED TECHNOLOGIES, INC. 1997 STOCK OPTION PLAN
                            (Full Title of the Plans)

                      Paul L. Ray, Chief Executive Officer
                         Image Guided Technologies, Inc.
                             5710-B Flatiron Parkway
                             Boulder, Colorado 80301
                                 (303) 447-0248
                      (Name, address and telephone number,
                   including area code, of agent for service)

                   -----------------------------------------

                                                   CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
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    Title of each class of           Amount to be        Proposed maximum offering          Proposed maximum           Amount of
 securities to be registered          registered             price per share(1)         aggregate offering price    registration fee
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, no par value         169,598 shares                                                   $209,878
 per share                          297,439 shares                     $1.2375                        371,799
                                     80,960 shares                      1.2500                        134,847
                                     64,000 shares                      1.6656                        320,000
                                     65,729 shares                      5.0000                        345,078
                                     19,121 shares                      5.2500                        119,507
                                    234,271 shares                      6.2500                      1,376,342
                                                                        5.875(2)
 Totals                             931,118 shares                                                  2,877,451                $872
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

(1) Except as otherwise noted, the proposed maximum offering price per share has been calculated pursuant to Rule 457(h)(1) based upon the exercise prices of options granted pursuant to the listed plans.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices reported in the Nasdaq SmallCap Market consolidated reporting system on July 25, 1997.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents which have been filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Registration Statement:

     (a) the Registrant's latest Annual Report filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

     (b) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

     (c) the description of the Registrant's Common Stock contained in the Registrant's Registration Statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as the "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed Incorporated Document or in any prospectus or prospectus supplement modifies or supersedes such statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Articles of Incorporation limit the liability of a director of the Registrant to the Registrant and its shareholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the Colorado Business Corporation Act ("CBCA"). The CBCA permits elimination of a directors personal liability for monetary damages for breach of fiduciary duty, except (i) for breach of the director's duty of loyalty to a corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for acts specified in Section 7-108-403 of the CBCA and (iv) for transactions in which the director directly or indirectly derived an improper personal benefit.

     The Registrant's Bylaws provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by the CBCA, as amended from time to time. Subject to several exceptions, the CBCA provides in part that a corporation shall have the power to indemnify any person made a party to a proceeding (as defined in the CBCA) because such person is or was a director or officer of the corporation or is or was serving at the corporation's request in a representative capacity for another person or entity, against liability incurred in the proceeding if the person conducted himself or herself in good faith, and such person reasonably believed, in the case of conduct in an official capacity, that his or her conduct was in the corporation's best interests and in all other cases, that his or her conduct was at least not opposed to the corporation's best interests. In addition, a corporation is authorized to advance expenses to officers and directors provided the officer or director furnishes to the corporation a written affirmation of his or her good faith belief that he or she has met the standard of conduct described above and the officer or director provides the corporation with a written undertaking to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct. Any indemnification may be made only as authorized in each specific case after a determination has been made that indemnification is permissible by the board of directors, a committee of the board of directors, the shareholders or independent legal counsel as provided in the CBCA. Where an officer or director is wholly successful, on the merits or otherwise, in the defense of any proceeding, a corporation must indemnify him or her against reasonable expenses incurred. The Registrant also maintains directors' and officers' liability coverage to insure indemnification of its directors and officers.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS.

      4.1 Image Guided Technologies, Inc. 1994 Stock Option Plan, as amended (incorporated by reference from Exhibit 10.1 of the Registrant's Registration Statement on Form SB-2 (Registration No. 333-09103).

      4.2 Image Guided Technologies, Inc. 1997 Stock Option Plan, as amended (incorporated by reference from the Registrant's Proxy Statement for its Annual Meeting of Shareholders held April 24, 1997).

      5.1 Opinion of Ireland, Stapleton, Pryor & Pascoe, P.C. regarding the legality of the Common Stock being registered.

     23.1 Consent of Independent Accountants.

     23.2 Consent of Ireland, Stapleton, Pryor & Pascoe, P.C. (included in the opinion filed as Exhibit 5.1).

     25.1 Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures").

ITEM 9.   UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information.

     b. That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     d. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     e. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     f. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on July 30, 1997.

                                       IMAGE GUIDED TECHNOLOGIES, INC.

                                       By: /s/ Paul L. Ray
                                           --------------------------------
                                           Paul L. Ray
                                           CHAIRMAN OF THE BOARD AND
                                           CHIEF EXECUTIVE OFFICER



                                POWER OF ATTORNEY

     The undersigned directors and/or officers of the Registrant, by virtue of their signatures to this Registration Statement appearing below, hereby constitute and appoint Paul L. Ray and Jeffrey J. Hiller, or either of them, with full power of substitution, as attorney-in-fact in their names, places and steads to execute any and all amendments to this Registration Statement in the capacities set forth opposite their names and hereby ratify all that said attorneys-in-fact may do by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


      Signatures                        Title                        Date
      ----------                        -----                        ----

/s/ Paul L. Ray              Chairman of the Board and           July 30, 1997
----------------------        Chief Executive Officer
    Paul L. Ray               (Principal Executive Officer)

/s/ Jeffrey J. Hiller        Vice President and Chief            July 30, 1997
----------------------        Financial Officer (Principal
    Jeffrey J. Hiller         Financial and Accounting Officer)

/s/ Waldean Schulz           Director                            July 30, 1997
----------------------
    Waldean Schulz

/s/ Robert Hamilton          Director                            July 30, 1997
----------------------
    Robert Hamilton

/s/ Ray Hauser               Director                            July 30, 1997
----------------------
    Ray Hauser

                             Director                            July __, 1997
----------------------
    David Sengpiel

/s/ William O'Connor         Director                            July 30, 1997
----------------------
    William O'Connor

/s/ Clifford F. Frith        Director                            July 30, 1997
----------------------
    Clifford F. Frith